Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 56774-15

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

February 9, 2006

EXHIBIT 5.1

The Board of Directors
Lincoln Gold Corporation
#306 – 1140 Homer Street
Vancouver, B.C. V6B 2X6

Attention:           Paul Saxton

Dear Sirs:

Lincoln Gold Corporation (the “Company”)
Registration Statement on Form SB-2

I have acted as legal counsel for Lincoln Gold Corporation, a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 2,857,143 units to be offered by the Company (the “Units”) at a price of $0.35 per Unit. Each Unit will be comprised of one share of common stock (each a “Share” and together, the “Shares”), one-half of one Series A Warrant and one whole series B Warrant. Each whole Class A Warrant is exercisable to acquire one share of common stock (each a “Class A Warrant Share” and together, the “Class A Warrant Shares”) at $0.50 per share and will expire on the date that is one year from the date of issuance. Each whole Class B Warrant is exercisable to acquire one share of common stock (each a “Class B Warrant Share” and together, the “Class B Warrant Shares”) at $1.35 per share and will expire on the date that is four years from the date of issuance. Each of the Class A Warrants and the Class B Warrants will be subject to accelerated exercise provisions.

In rendering the opinion set forth below, I have reviewed (a) the Amendment No. 1 to Registration Statement on Form SB-2 and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the offering of the Units; (e) the form of the subscription agreement to be executed by each subscriber for the Units and the form of warrant certificates for the Class A Warrants and the Class B Warrants, each in the form attached as exhibits to the Registration Statement; (f) an Officer’s Certificate executed by Paul Saxton, President of the Company, and (g) such statutes, records and other documents as I have deemed relevant.

For purposes of this opinion, I have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, I have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by me.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to the Units, including the Shares, the Class A Warrants and the Class B

Warrants, after (i) the Units have been issued and sold by the Company in the manner contemplated by and in accordance with the Registration Statement, including any relevant amendment or supplement thereto or in any supplement to the prospectus included in the Registration Statement, and (ii) the consideration for the Units has been received by the Company as contemplated by the Registration Statement, including any relevant amendment or supplement thereto or in any supplement to the prospectus included in the Registration Statement, the Units, the Shares, the Class A Warrants and the Class B Warrants will have been duly authorized, validly issued, fully paid and non-assessable.

2. With respect to the Class A Warrant Shares to be issued upon exercise of the Class A

Warrants and the Class B Warrant Shares to be issued upon exercise of the Class B Warrants, after (i) the Class A Warrants and the Class B Warrants have been issued and sold by the Company in the manner contemplated by and in accordance with the Registration Statement, including any relevant amendment or supplement thereto or in any supplement to the prospectus included in the Registration Statement, and (ii) the applicable Class A Warrants and Class B Warrants have been duly exercised in accordance with their terms and the applicable exercise price therefore has been received by the Company, the Class A Warrant Shares and the Class B Warrant Shares will have been duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

(ii)

I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect.

(iii)

I have assumed that the form subscription agreement attached to the Registration Statement will have been duly executed and delivered by each subscriber to the Company and the subscription price for the Units paid by the subscriber in accordance with the Subscription Agreement and prior to the issuance of the Units.

(iv)

I have assumed that each of the statements made and certified in the attached Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Michael H. Taylor

Michael H. Taylor*
*Licensed to Practice Law in the State of Nevada